Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Second Fiscal Quarter Ended September 30, 2016

CSWC Grows Pre-Tax Net Investment Income to $0.11 Per Share

Dallas, Texas – November 7, 2016 – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC) today announced its financial results for the second fiscal quarter ended September 30,  2016.

Second Quarter Fiscal Year 2017 Financial Highlights

•	Total Investment Portfolio: $238.3 million
o	Total Credit Portfolio: $137.6 million
o	$55 MM in new credit investments originated during the quarter
o	Total CSWC investment in I-45 SLF: $50.5 million
✓	I-45 SLF portfolio increased to $172.5 million from $134.5 million during the quarter
✓	I-45 SLF portfolio consists of 36 credits; 98% 1st Lien Debt and 2% 2nd Lien Debt
o	Total Equity Portfolio, excluding investment in I-45 SLF: $50.2 million
•	Pre-Tax Net Investment Income of $1.8 million, or $0.11 per weighted average diluted share
•	Dividends paid: $0.11 per share
•	Total Cash: $57.8 million
•	Net Realized and Unrealized Portfolio Appreciation: $5.6 million
•	Total Net Assets: $278.9 million
•	Net Asset Value per Share: $17.74
•	Weighted Average Yield on Debt Investments: 10.00%
•	One legacy investment asset currently on non-accrual with fair value of $2.5 million, representing 1.8% of the total credit portfolio

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “This quarter, we experienced robust origination volume across both the Upper and Lower Middle Markets. We closed on approximately 2% of the opportunities we reviewed resulting in $55 million invested in six new and three existing portfolio companies. With our new ING led balance sheet credit facility, the additional capacity on our I-45 credit facility and our cash on hand, we are well positioned to continue to thoughtfully grow our credit portfolio.”

Portfolio and Investment Activities

During the quarter ended September 30,  2016, the Company originated six new on-balance sheet credit investments totaling $48.3 million and made follow-on investments in three existing credit investments totaling $6.5 million.  The Company also grew the I-45 SLF investment portfolio to $172.5 million from $134.5 million. The Company received proceeds related to scheduled repayments of certain debt securities totaling $1.0 million. New investment and follow-on investment transactions which occurred during the quarter ended September 30,  2016 are summarized as follows:

New Investments:

Amware Fulfillment, LLC, $13.4 million 1st Lien Senior Secured Debt: Amware provides logistics fulfillment services for business-to-consumer, business-to-business, and multi-channel verticals.

AG Kings Holdings, Inc., $10.0 million 1st Lien Senior Secured Debt (Last-Out Unitranche): AG Kings is a leading regional specialty food retailer under two regionally recognized banners, Kings Foods markets and Balducci’s.

California Pizza Kitchen, Inc., $5.0 million 1st Lien Senior Secured Debt: California Pizza Kitchen is a polished-casual restaurant concept with 273 locations (192 Company-operated; 81 franchised) in 218 cities in 14 countries.

Redbox Automated Retail, LLC, $10.0 million 1st Lien Senior Secured Debt: Redbox delivers affordable and convenient new entertainment through a network of approximately 40,000 kiosks across every U.S. state where consumers can rent or purchase standard definition DVD movies, Blu-ray movies and video games.

Dunn Paper, Inc., $3.0 million 2nd Lien Senior Secured Debt: Dunn Paper is a supplier of high performance, specialty paper materials customized for a range of lightweight food packaging, hygiene, and consumer applications.

Premiere Global Services, Inc., $6.9 million 1st Lien Senior Secured Debt: Premiere Global is a leading global provider of audio conferencing solutions and SaaS‐based web and video collaboration solutions to large global companies, mid‐sized companies, and SMBs.

Follow-on Investments:

Imagine! Print Solutions, $0.9 million 1st Lien Senior Secured Debt: Imagine! is the leading provider of in-store marketing solutions in North America.

InfoGroup Inc., $3.2 million 1st Lien Senior Secured Debt: InfoGroup helps companies increase sales and customer loyalty through its high value data and innovative multi-channel digital and offline marketing solutions.

Digital River Inc., $2.4 million 1st Lien Senior Secured Debt: Digital River is a leading provider of mission-critical, end-to-end outsourced e-commerce solutions to tier 1 and tier 2 enterprises across many industry verticals.

Subsequent to quarter end, the Company originated one new senior secured debt investment totaling $8.0 million in Lighting Retrofit International and received a full prepayment on its investment in Vivid Seats in the amount of $6.9 million, recognizing a realized gain of $0.5 million and an IRR of 21.5%.

Second Fiscal Quarter 2017 Operating Results

For the quarter ended September 30,  2016, Capital Southwest reported total investment income of $4.7 million, compared to $4.2 million in the prior quarter.  The increase in investment income was attributable to both an increase in average debt investments outstanding and dividends paid from I-45 SLF.

For the quarter ended September 30,  2016, total expenses (excluding tax expense) were $2.9 million, compared to $3.2 million in the prior quarter.  The decrease in expenses was primarily due to the legal and accounting fees incurred in connection with the 2016 audit during the quarter ended June 30, 2016.

For the quarter ended September 30, 2016, total pre-tax net investment income was $1.8 million compared to $0.9 million in the prior quarter.

For the quarter ended September 30, 2016, there was a tax expense of $0.4 million recorded compared to $0.5 million in the prior quarter.

During the quarter ended September 30,  2016, Capital Southwest recorded realized and unrealized gains on investments of $5.6 million.  The net increase in net assets resulting from operations was $6.9 million, compared to $2.7 million in the prior quarter.

The company’s net asset value, or NAV, at September 30,  2016 was $17.74 per share, as compared to $17.39 at June 30, 2016.  The increase in NAV was primarily due to an increase in net realized and unrealized gains in the current quarter.

Liquidity and Capital Resources

At September 30,  2016, Capital Southwest had unrestricted cash and money market balances of approximately $57.8 million, total assets of approximately $307.3 million, and net assets of approximately $278.9 million.  During the current period, the Company entered into a credit facility to provide additional liquidity to support its investment and operational activities. The facility includes total commitments of $100.0 million from a diversified group of five lenders and is scheduled to mature on August 30, 2020. As of September 30,  2016, Capital Southwest had no borrowings outstanding.

During the quarter, I-45 SLF increased the total commitments outstanding on its credit facility to $145.0 million from $100.0 million. I-45 SLF had $88.0 million in borrowings outstanding as of September 30, 2016.

Share Repurchase Program

On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the plan because it believes that the Company’s common stock may be undervalued from time to time due to market volatility. As of September 30, 2016, no shares have been purchased under the plan.

Second Fiscal Quarter 2017 Financial Results Conference Call and Webcast

Capital Southwest has scheduled a conference call on Tuesday, November 8, 2016, at 11:00 a.m. Eastern Time to discuss the first second quarter 2017 financial results.  You may access the call by dialing 1-855-835-4076 and using the passcode 9960163 at least 10 minutes before the call.  The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m/p/kk87uia4.

A telephonic replay will be available through November 15, 2016 by dialing 1-855-859-2056 and using the passcode 99960163.  An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended September 30,  2016 to be filed with the Securities and Exchange Commission and Capital Southwest’s First Fiscal Quarter 2017 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based publicly traded business development company, with approximately $278.9 million in net assets as of September 30,  2016. On September 30, 2015, Capital Southwest completed the spin-off to shareholders of its industrial businesses, CSW Industrials, Inc. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 to $20 million investments across the capital structure, including first lien, unitranche, second lien and subordinated debt, as well as non-control equity co-investments. Since Capital Southwest's formation in 1961, it has always sought to invest in companies with strong management teams and sound financial performance. As a public company with a permanent capital base, Capital Southwest is fortunate to have the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as  “will,” “believe,” “expect” and similar expressions, and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2016 and subsequent fillings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contacts:

Michael S. Sarner, Chief Financial Officer

214-884-3829